ARTICLES OF AMENDMENT

                                       OF

                            AXP SELECTED SERIES, INC.

       Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, AXP Selected Series, Inc., incorporated on October 5, 1984, under the laws of the State of Minnesota, amends its Articles of Incorporation to change the name of the corporation to RiverSource Selected Series, Inc. and the minimum size permitted for a shareholder account.

         New Article I shall be:

                                ARTICLE I - NAME

        The name of this corporation (hereinafter called the "Fund") is:

                        RIVERSOURCE SELECTED SERIES, INC.


         New Article III, Section 7 shall be:

                          ARTICLE III - CAPITALIZATION

Section 7. The Fund may redeem the shares of a shareholder if the amount invested is less than an amount determined by the Board of Directors and set forth in the current Fund prospectus.


       The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the votes (number of shares owned times the net asset value per share) present and entitled to vote a regular meeting of shareholders on February 15, 2006, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.

Dated this 21st day of April, 2006.

                                     RiverSource Selected Series, Inc.


                                     By /s/  Leslie L. Ogg
                                        ------------------
                                             Leslie L. Ogg
                                             Vice President and Secretary


STATE OF MINNESOTA  )
                       ) ss.
COUNTY OF HENNEPIN  )

              The foregoing instrument was acknowledged before me this 21st day of April, 2006.

                                     By /s/  Diane R. Kepp
                                        ------------------
                                             Diane R. Kepp
                                             Notary